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                    SFX BROADCASTING, INC. AND SUBSIDIARIES
                                 EXHIBIT 11.1


             STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS
             (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
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                                                                         Three Months Ended March 31,

                                                                         1997                        1996
                                                                   ----------------            --------------
Primary and Fully Diluted:
Average shares outstanding....................................           9,161,433                  7,458,215
                                                                   ----------------            --------------

         Total................................................           9,161,433                  7,458,215
                                                                   ================            ==============

Net loss .....................................................     $        (6,488)            $         (985)

Less: preferred stock dividends and accretion.................               7,952                        136
                                                                   ----------------            --------------

Net loss attributable to common shareholders..................             (14,440)                     (1,121)
                                                                   ===============             ===============

Net loss per common shares....................................     $          (1.58)           $         (0.15)
                                                                   ================            ===============
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